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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                         AmVestors Financial Corporation
             (Exact name of registrant as specified in its charter)

                  Kansas                             48-1021516
(State of Incorporation or Organization)  (I.R.S. Employer Identification no.)

         415 S.W. Eighth Avenue
              Topeka, Kansas                            66603
(Address of principal executive offices)             (zip code)

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If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

                                                    Name of Each Exchange
          Title of Each Class                        on Which Each Class
          to be so Registered                        is to be Registered
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     Class A Common Stock Warrants                 New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None












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Item 1.  Description of Registrant's Securities to be Registered.
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    The AmVestors Financial Corporation ("AmVestors") Class A Warrants (the
"AmVestors Warrants") will be issued to holders of the Class A common stock, par value $.01 per share (the "FBG Common Stock") of Financial Benefit Group, Inc., a Delaware corporation ("FBG"), pursuant to the terms of an Agreement and Plan of Merger dated September 8, 1996 (as amended, the "Merger Agreement") by and among AmVestors, FBG and AmVestors Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of AmVestors. The fraction of an AmVestors Warrant payable per share of FBG Common Stock in the merger contemplated by the Merger Agreement (the "Merger") will be valued at $.31 as determined by the Black-Scholes model in the Equity Option Calculator licensed by Bloomberg L.P. on the third trading day prior to the Merger. The Black-Scholes model will utilize the following assumptions: (i) an AmVestors Warrant will be exercisable for a period of six years following the date which is three trading days prior to the closing date of the Merger (the "Closing Date"); (ii) the exercise price shall be equal to 135% of the "AmVestors Stock Price" (the average closing price of the common stock, no par value, of AmVestors (the "AmVestors Common Stock") during the twenty consecutive trading days ending three trading days prior to the Merger); (iii) the option type will be American; (iv) the options will be "dilutive" (i.e., it is assumed that the shares of AmVestors Common Stock issued upon exercise of the AmVestors Warrants will be newly issued shares and not shares purchased in the market); (v) the volatility rate will be the rate prescribed by the Bloomberg model as of the date which is three trading days prior to the Closing Date; (vi) the semi-annual, risk-free interest rate, as prescribed by the Bloomberg model, as of the date the AmVestors Stock Price will be used; (vii) a cash dividend of $.075 per share of AmVestors Common Stock on April 13 of each year; and (viii) the number of shares of AmVestors Common Stock outstanding following the Merger.

    The AmVestors Warrants will be issued in registered form under, governed by, and pursuant to the terms of a warrant agreement between AmVestors and Boatmen's Trust Company, as Warrant Agent (the "Warrant Agreement"). The following statements are brief summaries of certain provisions of the Warrant Agreement. A copy of a form of Warrant Agreement is attached hereto as Exhibit
1.1 and the information regarding the Warrant Agreement in this Registration Statement does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement.

    Each AmVestors Warrant entitles the holder thereof to purchase one share of AmVestors Common Stock at a price of 135% of the AmVestors Stock Price. However, the AmVestors Warrants are exercisable only for whole shares; no fractional shares will be issued. The right to exercise the AmVestors Warrant will commence immediately upon consummation of the Merger and will be exercisable for a period of six years following the date on which the AmVestors Stock Price is determined. The purchase price can be paid only in lawful money of the United States.

    The Warrant Agreement contains provisions that protect the AmVestors Warrant holders against dilution by adjustment of the exercise price and/or the number of shares of AmVestors Common Stock exercisable pursuant to the AmVestors Warrant in certain events including, but not limited to, stock dividends, stock splits, reclassifications, mergers or issuance of rights or options to subscribe to AmVestors Common Stock at a lower price than pursuant to the AmVestors Warrant.


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    An AmVestors Warrant holder will not possess any rights as a stockholder of
AmVestors in connection with the AmVestors Warrant. However, an AmVestors Warrant holder will be entitled to receive merger or other consolidation consideration and extraordinary dividends as if the AmVestors Warrant holder had exercised the AmVestors Warrant prior to the transaction causing such a distribution. Furthermore, upon the occurrence of an event triggering an anti-dilution adjustment, or in certain events including, but not limited to, a merger, sale of substantially all the assets, consolidation, extraordinary dividend declaration and other special distributions, liquidation, and dissolution, AmVestors will provide each holder of an AmVestors Warrant with notice of such an event.

    At any time when the AmVestors Warrants are exercisable and as a condition to redemption of the AmVestors Warrants, AmVestors is required to have a current registration statement on file with the Commission and to register or qualify under the laws and regulations of the states in which the holders of the AmVestors Warrants reside in order to comply with the applicable laws in connection with the exercise of the AmVestors Warrants. So long as the AmVestors Warrants are outstanding, AmVestors will use its best efforts to file all required post-effective amendments and supplements to the registration statement in accordance with applicable federal securities laws, and to take appropriate action under federal and state securities laws to permit the issuance of AmVestors Common Stock issuable upon exercise of the AmVestors Warrants.

    AmVestors will, at all times, reserve and keep available out of its authorized AmVestors Common Stock the number of shares of AmVestors Common Stock that are issuable upon the exercise of all outstanding AmVestors Warrants. All such shares of AmVestors Common Stock, when issued upon such exercise, will be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.


Item 2.  Exhibits.
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    1.1  Warrant Agreement




















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                                   SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on February 27, 1996.

                             AmVestors Financial Corporation

                             By:  /S/  RALPH W. LASTER, JR.
                                  ---------------------------------------------
                                  Ralph W. Laster, Jr., Chief Executive Officer